Exhibit 10.2

               Letterhead of Sportswear International (USA), Inc.
                             c/o Cygne Designs, Inc.
                                680 Fifth Avenue
                               New York, New York

                                                            As of August 1, 1999

Mr. Joseph Nakash
Jordache Limited
1411 Broadway
New York, NY  10018

Dear Joe:

     We refer to that (i) certain Amended and Restated Acquisition Agreement, dated as of August 1, 1999 (the "Acquisition Agreement"), by and among M.T.G.I.-Textile Manufacturers Group (Israel) Ltd., an Israeli corporation ("MTGI"), MBS (Cygne) Company, a Delaware corporation, A.C. Services, Inc., a Delaware corporation, and Jordache Limited, a Delaware corporation ("Jordache"), and that certain Management Agreement, dated as of August 1, 1999, between MTGI and T.S. Wear Me & Co., an Israeli corporation and an affiliate of Jordache ("TSW"), pursuant to which TSW is managing the business of MTGI from and after August 1, 1999 pending the closing of the transactions contemplated by the Acquisition Agreement.

     This letter confirms our agreement with respect to certain purchase orders of Sportswear International (USA), Inc. ("Sportswear") pending the closing of the transactions contemplated by the Acquisition Agreement as follows:

          1. Sportswear will assign to Jordache (or its designee) all of Sportswear's accounts receivable arising from unfilled purchase orders to WalMart Stores Inc. ("WalMart") at July 31, 1999, and Jordache will pay to Sportswear all amounts due in respect of such receivables as set forth below.

          2. With respect to finished goods which at July 31, 1999 have been shipped by MTGI to Sportswear but which Sportswear has not yet shipped to WalMart, Jordache shall, on August 11, 1999, purchase such finished goods and pay to Sportswear 97% of the net invoice price to WalMart (after giving effect to WalMart's standard terms), it being understood and agreed that Jordache shall pay to The First International Bank of Israel, Ltd., on behalf of Sportswear, U.S. $3,642,141.20 which Sportswear owes such bank in respect of the invoices relating to the finished goods which Jordache is purchasing pursuant to this Section 2. Jordache shall be entitled to offset against the payment due pursuant to the


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As of August 1, 1999
Page 2

     preceding sentence the amount due to Jordache or its subsidiaries from MTGI for fabric used in manufacturing the inventory sold to Jordache for which payment is being made pursuant to this Section 2. At the time Sportswear is ready to ship such product to WalMart, Jordache shall transfer title to such inventory to Sportswear in exchange for Sportswear's assignment to Jordache of the account receivable arising from Sportswear's shipment of such finished goods to WalMart. In the event that WalMart has not, within 120 days after the later of (i) the date of the invoice to WalMart or (ii) the date the goods to which the invoice relates are delivered to WalMart, paid all or any portion of any account receivable transferred to Jordache pursuant to this Section 2, then Sportswear shall repurchase the unpaid portion of the invoice from Jordache.

          3. With respect to all finished goods manufactured for WalMart after August 1, 1999, MTGI shall sell such goods to Jordache, which shall immediately pay to MTGI the MTGI invoice price plus the following additional costs: (i) freight, brokerage, duty and quota, (ii) DSL warehousing and distribution costs, and (iii) NOR Industries commission; provided, however, that to the extent these additional costs have not yet been paid by Sportswear, Jordache shall pay them directly to the appropriate parties as they become due and payable. Jordache shall be entitled to offset against the payment due pursuant to the preceding sentence the amount due to Jordache or its subsidiaries from MTGI for fabric used in manufacturing the inventory sold to Jordache for which payment is being made pursuant to this Section 3. At the time Sportswear is ready to ship such product to WalMart, Jordache shall transfer title to such inventory to Sportswear in exchange for Sportswear's assignment to Jordache of the account receivable arising from Sportswear's shipment of such finished goods to WalMart. Neither Sportswear nor MTGI shall have any liability to Jordache if WalMart for any reason refuses to pay all or any portion of any account receivable transferred to Jordache pursuant to this
     Section 3.

          4. All inventory and accounts receivable sold or assigned hereunder shall be sold or assigned free and clear of all liens, and each such sale or assignment shall constitute a representation and warranty by the selling or assigning party that the inventory or account receivable, as the case may be, is free and clear of all liens. Sportswear shall, at Jordache's request, execute UCC-1 Financing Statements relating to the WalMart accounts receivable the title of which is transferred to Jordache. Sportswear shall notify WalMart that payment under the accounts receivable transferred to Jordache should be made directly to Jordache.

          5. This Agreement shall automatically terminate upon the earlier to occur of the closing of the transactions contemplated by the Acquisition Agreement or the termination of the Acquisition Agreement in accordance with its terms.

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As of August 1, 1999
Page 3

          6. This Agreement contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. This Agreement shall not be amended or modified except by a writing duly executed by Jordache and Sportswear indicating an intention to amend this Agreement.

          7. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

          8. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Jordache or Sportswear; provided, however, that Jordache may assign any or all of its rights, interest or obligations hereunder to any one or more direct or indirect wholly owned subsidiaries of Jordache, provided, however, that no such assignment by Jordache shall limit or affect Jordache's obligations hereunder.

          9. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration by three arbitrators. Within fifteen (15) days after written demand for arbitration is sent by one party to the other, Jordache and Sportswear shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The parties shall endeavor to complete arbitration within 60 days after delivery of written notice demanding arbitration. The decision of the arbitrators shall be binding and conclusive upon the parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York County, State of New York under the commercial rules then in effect of the American Arbitration Association. The expense of arbitration shall be borne equally by the parties to the arbitration and each party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case; provided, however, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the arbiters find that such fraud or bad faith exists, the arbiters shall be free to award costs in such arbiters' discretion.


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As of August 1, 1999
Page 4

     If this Agreement correctly sets forth our understanding, please sign the copy of this letter below and return to us.

                                              Very truly yours,

                                              /s/ Bernard M. Manuel
                                              Bernard M. Manuel
                                              Chairman, President and Chief
                                              Executive Officer

ACCEPTED AND AGREED:

JORDACHE LIMITED

By: /s/ Robert Spiegelman
         Name: Robert Spiegelman
         Title: Authorized Signatory

     The undersigned hereby guarantees the performance by Sportswear of its obligations under the last sentence of Section 2 hereof.

ACCEPTED AND AGREED:

M.T.G.I.-TEXTILE MANUFACTURERS GROUP (ISRAEL) LTD.

By: /s/ Bernard Manuel
         Name: Bernard Manuel
         Title: Director



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                           [ Letterhead of JORDACHE ]

                                                                 August 24, 1999

Mr. Bernard Manuel
Sportswear International USA Inc.
c/o Cygne Designs, Inc.
680 Fifth Avenue, 24th Floor
New York, NY 10019

     Re: Letter Agreement dated as of August 1, 1999

Dear Mr. Manuel:

     This will confirm that the above referenced Agreement, a copy of which is attached hereto, is amended so that Paragraph 3 reads in full as follows:

     "With respect to all finished goods manufactured for WalMart after August 1, 1999, Sportswear shall sell such goods to Jordache, landed duty paid, and Jordache shall immediately pay to Sportswear, the MTGI invoice price, plus the following additional costs: (i) freight, brokerage, duty and quota, (ii) DSL warehousing and distribution costs, and (iii) NOR Industries commission; provided, however, that to the extent these additional costs have not yet been paid by Sportswear, Jordache shall pay them directly to the appropriate parties as they become due and payable. Jordache shall be entitled to offset against the payment due pursuant to the preceding sentence the amount due to Jordache or its subsidiaries from MTGI for fabric used in manufacturing the inventory sold to Jordache for which payment is being made pursuant to this section 3. At the time Sportswear is ready to ship such product to WalMart, Jordache shall transfer title to such inventory to Sportswear in exchange for Sportswear's assignment to Jordache of the account receivable arising from Sportswear's shipment of such finished goods to WalMart. Neither Sportswear nor MTGI shall have any liability to Jordache if WalMart for any reason refuses to pay all or any portion of any account receivable transferred to Jordache pursuant to this Section 3."

     All other terms and conditions of the Agreement remain unchanged and are in full force and effect. If this correctly sets forth our understanding, please sign below.

                                               Very truly yours,

                                               Jordache Limited

                                               By:/s/ Robert Spiegelman
                                                      Authorized Signatory

Accepted and Agreed:
/s/ Bernard Manuel
Sportswear International USA Inc.